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                                                                      EXHIBIT 10


                              SEPARATION AGREEMENT

         THIS SEPARATION AGREEMENT (this "Agreement") is entered into by and between RELIANT ENERGY, INCORPORATED, a Texas corporation (said corporation, together with its successors and assigns permitted under this Agreement, hereinafter referred to as the "Company"), and LEE W. HOGAN ("Executive"), this 28th day of July, 2000.

                                   WITNESSETH:

         WHEREAS, effective as of July 28, 2000, the Executive shall terminate employment with the Company; and

         WHEREAS, the Company and Executive desire to confirm and clarify their agreements regarding the termination of Executive's employment, as well as to provide for certain additional matters set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree to the following:

1.   CERTAIN DEFINITIONS

         "AICP" shall mean the Company's Annual Incentive Compensation Plan, as in effect from time to time, or any similar successor plan adopted by the Company.

         "ANNUAL BASE SALARY" shall mean Executive's current annual base salary of $550,000.

         "BOARD" shall mean the Board of Directors of the Company.

         "DATE OF TERMINATION" shall mean July 28, 2000.

         "DEFERRED COMPENSATION PLAN" shall mean each of the Deferred Compensation Plan (amended and restated effective January 1, 1991), the Deferred Compensation Plan (amended and restated effective January 1, 1989) and the Deferred Compensation Plan (amended and restated effective September 1, 1985), each of which is sponsored by the Company, as in effect from time to time.

         "LICP" shall mean the Company's Long-Term Incentive Compensation Plan, as in effect from time to time, or any similar successor plan adopted by the Company.

         "RELEASE DATE" shall mean the date that is seven (7) days after Executive's execution and delivery of the Waiver and Release as described in
Section 5, provided that the Executive has not revoked the Waiver and Release before such time.


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         "RETIREMENT PLAN" shall mean the Reliant Energy, Incorporated
Retirement Plan.

         "SERP" shall mean the Benefit Restoration Plan of the Company.

         "STOCK" shall mean the Common Stock, without par value, of the Company.

         "SUPPLEMENTAL PENSION AGREEMENT" shall mean the letter agreement between the Company and Executive dated July 17, 1996 setting forth certain agreements regarding supplemental pension payments by the Company.

2. TERMINATION OF EMPLOYMENT. Executive's employment with the Company shall terminate on the Date of Termination. Through the Date of Termination, the Company shall pay to Executive all accrued and unpaid Annual Base Salary in accordance with the Company's normal payroll procedures.

3. PAYMENTS AND BENEFITS UPON TERMINATION. In exchange for the Executive's execution of a Waiver and Release as provided in Section 5 and performance of the post-employment obligations set forth in Section 4, the Company shall pay or provide the following amounts and benefits, as described below.

         A. As a severance payment, the Company shall pay to the Executive a lump sum cash payment of $4,042,547, which is determined by the following formula:

                  (i) Three (3) times the Executive's Annual Base Salary, or $1,650,000, plus

                  (ii) Three (3) times the Executive's target incentive opportunity under the AICP, or $1,155,000 (this amount is in addition to the payment described in Section 3.D. below), plus

                  (iii) A cash amount equal to the total target amount (a dollar amount based upon a percentage of the Executive's Annual Base Salary) granted to Executive as a Restricted Stock Award or Option under the LICP, or $1,237,547.

         The lump-sum severance payment pursuant to this Section 3.A. shall be made within 15 business days after the Release Date.

         B. Outstanding Restricted Stock Awards (as defined in the LICP) under the LICP shall be treated in accordance with the terms of the LICP. Accordingly, any Restricted Stock Award for the 2000-2002 Performance Cycle, as defined in the LICP, will be forfeited, as the Executive's termination will occur in the first year of this Performance Cycle. With respect to Restricted Stock Awards for the 1998-2000 Performance Cycle and 1999-2001 Performance Cycle, the Committee, as defined in the LICP, will make a determination as to the extent that the performance goals for the relevant performance cycles are expected to have been met. As soon as practicable after December 31, 2000, the Executive shall be delivered a number of shares of


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Stock based on the Committee's determination and prorated based on the number of days that have elapsed in each Performance Cycle as of the Date of Termination.

         C. Executive's outstanding Options (as defined in the LICP) under the LICP shall be treated in accordance with the terms of the LICP. Accordingly, to the extent Executive is vested in his existing Options, the Options shall remain exercisable until the date that is three (3) years (or one (1) year, whichever is applicable under the governing agreement and/or plan for the particular Option) following the Date of Termination.

         D. For the year 2000, Executive shall receive a payment under the AICP in an amount which is Executive's target award prorated based on the amount of his Compensation (as defined in the AICP) earned in the year 2000 prior to the Date of Termination. The payment pursuant to this Section 3.D. shall be made at the same time as the severance payment made pursuant to Section 3.A.

         E. Executive's benefits under the Retirement Plan and SERP will commence on the date, and in the amount(s), determined by the terms of such plans. In addition, the Supplemental Pension Agreement shall be amended and superceded, such that Executive or, in the event of his death, his beneficiary under the Retirement Plan, shall be paid a supplemental pension determined in the same manner as the pension payable under the Retirement Plan, but as if Executive had achieved 30 years of service for all purposes under the Retirement Plan and attained age 60 as of the Date of Termination; provided, however, that should Executive elect to receive payments under the Retirement Plan prior to attaining age 60, the supplemental pension will be reduced in the same manner as provided in the Retirement Plan for an early pension that commences prior to age
60. Executive shall not be considered or treated as having achieved such age and service credit for any other purpose. The supplemental pension shall be reduced by any benefit actually received by Executive under the Retirement Plan or SERP. The supplemental pension shall commence at the same time and in the same form as Executive's benefits under the Retirement Plan and SERP. For pension purposes, the severance payment pursuant to Section 3.A. shall not be included in Executive's compensation. The amounts of the supplemental pension payments made pursuant to this Section 3.E. (when added to the amounts payable under the Retirement Plan and SERP) shall not be less than the amounts specified for the applicable payment options and annuity starting dates specified on the attached
Schedule 3.E.

         F. Without further action on his part (other than completion of necessary enrollment forms), upon the Date of Termination, Executive shall be treated as a retiree and Executive shall be eligible for retiree coverage under Company group insurance plans including, without limitation, medical, prescription, dental, group life, accidental death and travel accident insurance plans and programs to the extent applicable generally to other similarly situated senior executives of the Company, if coverage is available under the terms of such insurance plans, and such coverage shall be subject to all terms and conditions of such plans and policies, including the Company's right to amend or terminate such plans or policies at any time. Executive shall bear the expense of any such coverage on the same basis as other retirees eligible for welfare continuation coverage from the Company.


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         G. Executive's payments pursuant to the Deferred Compensation Plan shall commence as of the date, and in the amount(s), determined by the terms of such plan.

         H. Following the Date of Termination, Executive shall continue to participate in the Company's Executive Life Insurance Plan on the same basis as he participates in such plan as of the Date of Termination.

         I. As soon as practicable after the Date of Termination, the Company will reimburse Executive for business expenses which were incurred before the Date of Termination in the ordinary course of his duties with the Company and which are reimbursable under the Company's normal reimbursement policies and procedures. In addition, the Company shall transfer to Executive the laptop computer and Palm Pilot personal digital assistant currently used by Executive in the course of his duties, along with the software (and accompanying licenses) currently installed on such devices; provided, however, that (i) the Company shall be under no obligation to transfer to Executive network-based software or data that is merely accessed by Executive via his laptop or personal digital assistant and not locally installed on such devices and (ii) Executive shall submit his laptop computer and Palm Pilot for review by qualified Company personnel. Following review pursuant to subparagraph (ii) above, material contained on the hard drive of his laptop computer or resident in the Palm Pilot's memory that is deemed by the Company to be Confidential Information shall be wiped from memory. However, the Palm Pilot datebook and address data shall be exempted from this process and Executive shall be permitted to retain such software and data.

         J. Within 60 days after the Date of Termination, the Company will reimburse Executive's legal and accounting fees and expenses incurred in the review and negotiation of this Agreement. The Company's reimbursement obligation will not extend to any disputes arising under this Agreement following execution, except to the extent set forth in Section 9.E.

         K. Executive shall be entitled to receive the benefits to which he is otherwise entitled pursuant to the terms of any employee benefit plan of the Company or its affiliates based upon his service with the Company through the Date of Termination.

         L. In lieu of providing Executive with office space, the Company will pay to Executive a lump sum of $70,000 as an allowance for office space for two years. In addition, the Company agrees to continue to provide at its sole expenses the services of Executive's current assistant full-time until the earlier of (a) Executive accepting an offer of employment or (b) the second anniversary of the Date of Termination. If Executive's current assistant is unwilling to fill this position, the Company will pay to Executive a lump sum of $130,000.

4.   POST-EMPLOYMENT OBLIGATIONS:

         A. The Company has provided Executive with Confidential Information regarding the Company and the Company's business and has agreed to make certain payments pursuant to Section 3 hereof. In return for this and the other consideration provided under this Agreement, Executive agrees that he will not disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required


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(i) by law or legal process, (ii) in the performance of Executive's obligations hereunder, (iii) in connection with the enforcement of Executive's rights under this Agreement, or (iv) in connection with the defense or settlement of any claim, suit or action brought against Executive by the Company. For purposes of this Agreement, "Confidential Information" shall mean any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company's plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets or other financial information, projections, licenses, prices, costs, and employee, customer information, customer lists and supplier lists or parts thereof.

         B. Executive agrees that as of the Date of Termination he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment (except as specifically set forth in Section 3.I.), customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company, regardless of whether such items were prepared by Executive.

         C. Executive acknowledges that a significant portion of the Company's business is conducted in the counties located (or partially located) within a 100-mile radius of the Greater Houston, Texas area (such counties are herein referred to as the "Business Area"). Executive further acknowledges that the skills, processes and Confidential Information developed at the Company could be utilized to the Company's detriment with any other business in the Business Area involved in the power generation, wholesale or retail business (a "Competitive Product"). Accordingly, for consideration provided to Executive pursuant to this Agreement, Executive agrees to be bound by the following restrictive covenants:

                  1. For a period of one (1) year after the Date of Termination, Executive shall not, acting alone or in conjunction with others, directly or indirectly, invest or engage, directly or indirectly, in any business in the Business Area involved in researching, developing, or marketing a Competitive Product or accept employment with or render services to such a business as a director, officer, agent, employee, independent contractor or consultant, or take any action inconsistent with the fiduciary relationship of an employee to his employer; provided, however, that the beneficial ownership by Executive of up to 5% of the voting stock of any corporation subject to the periodic reporting requirements of the Securities Exchange Act of 1934 shall not violate this Section 4.C.


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                  2. Executive acknowledges that these restrictive covenants under this Section 4, for which he received consideration from the Company as provided in this Section 4, are ancillary to otherwise enforceable provisions of this Agreement and that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, such as the Company's need to protect its Confidential Information. Executive acknowledges that in the event of a breach by Executive of these restrictive covenants, money damages will not be a sufficient remedy, and the covenants may be enforced by temporary restraining order, preliminary or temporary injunction, and permanent injunction. In that connection, Executive acknowledges that, in the event of a breach, the Company will suffer irreparable injury for which there is no adequate legal remedy, in part because damages caused by the breach may be difficult to prove with any reasonable degree of certainty.

                  3. Notwithstanding any provision of this Agreement to the contrary, for purposes of the obligations of this Section 4, "Company" means the Company or an Affiliate or any successor to the Company or an Affiliate and "employment" means employment as an employee with the Company, any Affiliate or any such successor. For purposes of this Agreement, the term "Affiliate" means (i) any corporation or other entity in which the shares or other measure of ownership owned or controlled directly or indirectly by the Company shall represent 40% or more of the voting power of the issued and outstanding stock or other measure of ownership of such corporation or entity and (ii) any other company or organization controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended.

         D. As a material inducement to the Company to enter into this Agreement, Executive agrees that he will not (i) publicly criticize or disparage the Company or any Related Party, or privately criticize or disparage the Company or any Related Party in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company or any Related Party in any community in which the Company or any Related Party is engaged in business; (ii) commit damage to the property of the Company or any Related Party or otherwise engage in any misconduct which is injurious to the business or reputation of the Company or any Related Party; or (iii) take any other action, or assist any person in taking any other action, that is materially adverse to the interests of the Company or any Related Party or inconsistent with fostering the goodwill of the Company or any Related Party. As used in this section, the term "Related Party" means the Company, any subsidiary, Affiliate or successor to the Company or any Affiliate, any officer, director or executive of the Company or any subsidiary, and any former officer, director or executive of the Company or any subsidiary.

         E. As a material inducement to Executive to enter into this Agreement, the Company agrees that it will not publicly criticize or disparage Executive or privately criticize or disparage Executive in a manner intended or reasonably calculated to result in public embarrassment to, or


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injury to the reputation of, Executive in any community in which Executive is employed or conducts business.

         F. Executive agrees that for a period of one year after the Date of Termination, Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any business of the Company or an Affiliate or any litigation in which the Company or any Affiliate is then or may become involved. If called upon to furnish such assistance, the Company will promptly pay or reimburse Executive for any expenses incurred in providing any such information or assistance, including, but not limited to, his travel and legal expenses, and will pay all costs of Executive's legal representation should his provision of such information or assistance cause him to be named as a party litigant, to be served with subpoenas or other legal process, or otherwise cause him to become entangled in Company litigation.

         G. If it is determined by a court of competent jurisdiction in Texas that any restriction in this Section 4 is excessive in duration or scope or is unreasonable or unenforceable under the laws of Texas, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of Texas.

         H. The Company does not currently intend to issue a press release regarding the circumstances of Executive's termination, and agrees that it will not issue such a press release without Executive's approval and consent to the contents of such release.

         I. The Company agrees to indemnify Executive for any claims, including associated legal fees and expenses, that may be asserted against Executive account of Executive's good-faith execution of his employment with the Company, but only to the extent that Executive was indemnified by the Company against such claims during his employment with the Company. The Company shall provide for a period of 6 years continued coverage to Executive under the Company's officers and directors liability insurance policies relating to the period during which Executive was a director and/or officer as is maintained for others who were directors and officers during such period or continue to be directors and officers.

         J. The Company and Executive agree and acknowledge that the separation covered by this Agreement is not in connection with or in anticipation of a change of control of the Company. Notwithstanding the foregoing, in the event that any payment, benefit or distribution by the Company to or for the benefit of the Executive as provided in this Agreement ("Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties incurred by Executive in respect of such excise tax, then the Executive shall be entitled to receive an additional gross up amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the gross up payment, the Executive retains an amount of the gross up payment equal to the excise tax imposed on the Payments.

5. WAIVER AND RELEASE: As a condition precedent to the receipt of the benefits under this Agreement, Executive shall execute a waiver and release of claims, in substantially the form attached hereto as Exhibit A.


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6.   SUCCESSORS:

         A. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

         B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         C. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

7. SOURCE OF PAYMENTS: All payments provided in this Agreement shall, unless the plan or program pursuant to which they are made provides otherwise, be paid in cash from the general funds of the Company, and no special or separate funds shall be established and no other segregation of assets shall be made to assure payment. Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

8. CONSOLIDATION, MERGER OR SALE OF ASSETS: Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder; provided that no such action shall diminish the Executive's rights hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term "Company" as used herein shall mean such other corporation.

9.   MISCELLANEOUS:

         A. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. Further, Executive agrees that any legal proceeding to enforce the provisions of this Agreement shall be brought in Houston, Harris County, Texas, and hereby waives his right to any pleas regarding subject matter or personal jurisdiction and venue. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.


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         B. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified-mail, return receipt requested, postage prepaid, addressed as follows:

                 If to the Executive:  Lee W. Hogan
                                       5312 Bayou Glen
                                       Houston, Texas  77056

                 If to the Company:    Reliant Energy, Incorporated
                                       P.O. Box 4567
                                       Houston, Texas  77210

                                       ATTENTION:  Mr. Hugh Rice Kelly
                                                   Executive Vice President,
                                                   General Counsel and Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         C. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         D. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         E. In the event that Executive makes a demand upon the Company for any benefits or amounts due hereunder and the Company rejects such demand, and Executive ultimately prevails in litigation resulting therefrom, the Company shall reimburse Executive for reasonable attorney fees incurred by Executive in enforcing rights to which Executive shall have become entitled pursuant to this Agreement.

         F. Except as specifically contemplated by this Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements, arrangements or understandings between the Company and Executive.


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         IN WITNESS WHEREOF, each of the parties hereto has hereunto set its hand and has caused these presents to be executed in its name and on its behalf, all on the day and year first above written, but effective as of the Date of Termination.

                                    RELIANT ENERGY, INCORPORATED

                                    By  /s/ R. S. LETBETTER
                                      ------------------------------------------
                                       R. S. Letbetter, Chief Executive Officer


                                    EXECUTIVE


                                    /s/ LEE W. HOGAN
                                    --------------------------------------------
                                    Lee W. Hogan


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